UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2018

SYNEOS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36730	27-3403111
(Commission File Number)	(IRS Employer Identification No.)

3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604-1547
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 876-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 29, 2018, subsidiaries of Syneos Health, Inc. entered into a Receivables Financing Agreement (the “RFA”), with PNC Bank, National Association (“PNC”), as administrative agent, PNC Capital Markets, LLC, as structuring agent, and additional persons from time to time party thereto, as lenders. The Syneos Health subsidiaries that are parties to the RFA are: INC Research, LLC, a Delaware limited liability company (“INC LLC”), as initial servicer; and Syneos Health Receivables LLC, a Delaware limited liability company and direct wholly owned subsidiary of INC LLC (“Syneos Receivables”), as borrower.

In addition, on that same date, (i) INC LLC and inVentiv Health Clinical, LLC, as originators of receivables (the “Originators”), (ii) INC LLC, as servicer of the receivables for the Originators, and (iii) Syneos Receivables, entered into a Purchase and Sale Agreement (the “PSA”).

Together, the RFA and PSA establish the primary terms and conditions of an accounts receivable securitization program (the “Securitization”).

Pursuant to the Securitization, the Originators will transfer and sell current and future trade receivables to Syneos Receivables, and Syneos Receivables will, in turn, borrow money from PNC, secured by liens on the receivables and other assets of Synoes Receivables. The maximum amount potentially available to borrow, based on eligibility of the receivables, is $250 million. INC LLC, as servicer, is independently liable for its own customary representations, warranties, covenants and indemnities. In addition, Syneos Health, Inc. has guaranteed the performance of the obligations of the Originators and INC LLC in INC LLC’s capacity as servicer, and will guarantee the obligations of any additional originators or successor servicer that may become party to the Securitization. Syneos Receivables’ assets and credit are not available to satisfy the debts and obligations owed to the creditors of Syneos Health, Inc. or its subsidiaries. Syneos Health, Inc. will include Syneos Receivables’ assets, liabilities and results of operations in its consolidated financial statements. In connection with these transactions, Syneos Receivables paid structuring fees to PNC Capital Markets, LLC and will pay other customary fees to the lenders.

Loans under the Securitization will accrue interest at a reserve-adjusted LIBOR rate or a base rate equal to the highest of (i) the applicable lender’s prime rate, and (ii) the federal funds rate plus 0.50%. Syneos Receivables may prepay loans upon one business day prior notice and may terminate or reduce the facility limit of the Securitization with 15 days’ prior notice.

The Securitization contains various customary representations and warranties and covenants, and default provisions which provide for the termination and acceleration of the commitments and loans under the Securitization in circumstances including, but not limited to, failure to make payments when due, breach of representations, warranties or covenants, certain insolvency events or failure to maintain the security interest in the trade receivables, and defaults under other material indebtedness.

The Securitization terminates on June 29, 2021, unless terminated earlier pursuant to its terms.

The foregoing description of the Securitization is qualified in its entirety by reference to the full text of each of the RFA and PSA, copies of which are respectively attached hereto as Exhibit 10.1 and Exhibit 10.2 and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Receivables Financing Agreement dated June 29, 2018 among Syneos Health Receivables LLC, as borrower, PNC Bank, National Association, as administrative agent, INC Research, LLC, as initial servicer, PNC Capital Markets LLC, as structuring agent and the additional persons from time to time party thereto, as lenders.

10.2	Purchase and Sale Agreement dated June 29, 2018 among various entities listed on Schedule I thereto, as originators, INC Research, LLC, as servicer, and Syneos Health Receivables LLC, as buyer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNEOS HEALTH, INC.

Date: June 29, 2018	/s/ Jason Meggs
	Name:	Jason Meggs
	Title:	Chief Financial Officer